UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 26, 2010
Date of Report (Date of earliest event reported)

MORGAN CREEK ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-25455	201777817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 Quorum Drive Suite 700 Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

(214) 321-0603
Registrant’s telephone number, including area code

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective on August 26, 2010, the Board of Directors (the "Board") of Morgan Creek Energy Corp., a Nevada corporation (the "Company"), pursuant to written board of director resolution in lieu of a meeting unanimously authorized the execution of an option agreement dated August 26, 2010 (the “Option Agreement”) with Westrock Land Corp. (“Westrock”), to purchase approximately 21,000 bet acres of mineral oil and gasleases on lands located in Lamar, Jones and Forrest counties in the State of Mississippi (the “Acquired Properties”).  The Company has entered into the Option Agreement with Westrock, as the mineral leaseholder, and has received representations that Westrock owns all right, title and interest to all depths, including the Haynesville Shale Formation pursuant to the oil and gas leases with a minimum 75% net revenue interest.

In accordance with the terms and provisions of the Option Agreement: (i) the Company has agreed to issue to Westrock an aggregate of 15,000,000 restricted shares of its common stock by November 30, 2010; (ii) Westrock grants to the Company a period to conduct due diligence to October 31, 2010; and (iii) at closing, Westrock shall convey to the Company the Acquired Properties by assignment and bill of sale and other associated documentation. The Company and Westrock anticipate that the closing will occur no later than November 1, 2010.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01   Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Option Agreement between Morgan Creek Energy Corp. and Westrock Land Corp. dated August 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGAN CREEK ENERGY CORP.

/s/ Peter Wilson
DATE: August 28, 2010.	Name: Peter Wilson Title: President/Chief Executive Officer

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